CONSTITUTIONAL COURT OF SOUTH AFRICA

Case CCT 48/13
[2013] ZACC 42

In the matter between:

ALLPAY CONSOLIDATED INVESTMENT HOLDINGS (PTY) LTD	First Applicant
ALLPAY FREE STATE (PTY) LTD	Second Applicant
ALLPAY WESTERN CAPE (PTY) LTD	Third Applicant
ALLPAY GAUTENG (PTY) LTD	Fourth Applicant
ALLPAY EASTERN CAPE (PTY) LTD	Fifth Applicant
ALLPAY KWA-ZULU NATAL (PTY) LTD	Sixth Applicant
ALLPAY MPUMALANGA (PTY) LTD	Seventh Applicant
ALLPAY LIMPOPO (PTY) LTD	Eighth Applicant
ALLPAY NORTH WEST (PTY) LTD	Ninth Applicant
ALLPAY NORTHERN CAPE (PTY) LTD	Tenth Applicant
MICAWBER 851 (PTY) LTD	Eleventh Applicant
MICAWBER 852 (PTY) LTD	Twelfth Applicant
MICAWBER 853 (PTY) LTD	Thirteenth Applicant
MICAWBER 854 (PTY) LTD	Fourteenth Applicant

and

CHIEF EXECUTIVE OFFICER OF THE SOUTH AFRICAN SOCIAL SECURITY AGENCY	First Respondent
SOUTH AFRICAN SOCIAL SECURITY AGENCY	Second Respondent
CASH PAYMASTER SERVICES (PTY) LTD	Third Respondent
EZIDLUBHEDU INVESTMENT HOLDINGS (PTY) LTD	Fourth Respondent
FLASH SAVINGS AND CREDIT COOPERATIVE	Fifth Respondent
ENLIGHTENED SECURITY FORCE (PTY) LTD	Sixth Respondent
MOBA COMM (PTY) LTD	Seventh Respondent
EMPILWENI PAYOUT SERVICES (PTY) LTD	Eighth Respondent
PENSION MANAGEMENT (PTY) LTD	Ninth Respondent
MASINGITA FINANCIAL SERVICES (PTY) LTD	Tenth Respondent
SOUTH AFRICAN POST OFFICE	Eleventh Respondent
ROMAN PROTECTION SOLUTIONS CC	Twelfth Respondent
UBANK LIMITED	Thirteenth Respondent
AFRICAN RENAISSANCE INVESTMENT MANAGEMENT (PTY) LTD	Fourteenth Respondent
STANDARD BANK GROUP LTD	Fifteenth Respondent
NEW SOLUTIONS (PTY) LTD	Sixteenth Respondent
ITHALA LTD	Seventeenth Respondent
KTS TECHNOLOGY SOLUTIONS CONSORTIUM	Eighteenth Respondent

and

CORRUPTION WATCH	First Amicus Curiae
CENTRE FOR CHILD LAW	Second Amicus Curiae

Heard on : 10 September 2013

Decided on : 29 November 2013

JUDGMENT

FRONEMAN J (Mogoeng CJ, Moseneke DCJ, Cameron J, Jafta J, Madlanga J, Mhlantla AJ, Nkabinde J, Skweyiya J, Van der Westhuizen J and Zondo J concurring):

Introduction

[1] For many people in this country the payment of social grants by the state provides the only hope of ever living in the material conditions that the Constitution's values of dignity, freedom and equality promise. About 15 million people depend on the payment of these social grants. They are vulnerable people, living at the margins of affluence in our society.

[2] The dispute in this case turns on whether the award of a tender by the South African Social Security Agency[1] (SASSA) to Cash Paymaster Services (Pty) Ltd[2] (Cash Paymaster), for the countrywide payment of social grants to beneficiaries, was

---

[1] The second respondent.

[2] The third respondent.

constitutionally valid. An unsuccessful tenderer, AllPay Consolidated Investment Holdings (Pty) Ltd[3] (AllPay), contends that it was not. It brought a review application in the North Gauteng High Court, Pretoria (High Court) for the setting aside of the tender award. The High Court declared the tender process invalid, but declined to set the award aside because of the practical upheaval this would have involved.

[3] AllPay appealed to the Supreme Court of Appeal against the refusal to set the award aside, while Cash Paymaster cross-appealed the declaratory order granted by the High Court. The Supreme Court of Appeal upheld the cross-appeal, and dismissed AllPay's appeal. Aggrieved by this, AllPay now seeks leave to appeal to this Court against the adverse orders made by the Supreme Court of Appeal.

Leave to appeal

[4] It is as well to get the old chestnut of leave to appeal out of the way immediately. Procurement disputes about the proper interpretation and application of section 217 of the Constitution[4] raise constitutional matters.[5] The outcome of this case is a matter of national importance and public interest. It is because procurement so palpably implicates socio-economic rights that the public has an interest in its being conducted in a fair, equitable, transparent, competitive and cost-effective manner. Here the right of access to

[3] The applicant, in different legal capacities, as cited above in the header.

[4] The provisions of section 217 are set out in [32] below.

[5] *Steenkamp NO v Provincial Tender Board, Eastern Cape* [2006] ZACC 16; 2007 (3) SA 121 (CC); 2007 (3) BCLR 300 (CC) (*Steenkamp*) at paras 20-3.

social security for people who are unable to support themselves,[6] particularly children,[7] is implicated. Procurement policy under section 217 also involves the protection and advancement of persons or categories of persons disadvantaged by past unfair discrimination. The public interest in the fairness of that vital aspect of the economic transformation of our country is also clear. There are reasonable prospects of success. Leave must be granted.

Issues

[5] AllPay relied on a number of alleged irregularities in the tender process. The Supreme Court of Appeal, in the end, found that there were no unlawful irregularities, but also commented in general terms on the proper approach to matters of this kind.[8] Both its findings on the irregularities and its general approach were criticised in argument before us. AllPay also sought leave to introduce further evidence before us, which it attempted and failed to introduce before the Supreme Court of Appeal.

[6] Initially, it is necessary to examine the following:

(a) The alleged irregularities in the procurement process.

---

[6] Section 27(1)(c) of the Constitution provides: "[E]veryone has the right to have access to social security, including, if they are unable to support themselves and their dependants, appropriate social assistance."

[7] Section 28(1)(c) of the Constitution provides: "Every child has the rightto basic nutrition, shelter, basic health care services and social services".

[8] *AllPay Consolidated Investment Holdings (Pty) Ltd and Others v Chief Executive Officer, South African Social Security Agency, and Others* [2013] ZASCA 29; 2013 (4) SA 557 (SCA) (Supreme Court of Appeal judgment) at para 96.

(b) The proper legal approach to the existence and legal effect of proven irregularities.

(c) The application of this approach to the facts.

[7] The remaining issues will be dealt with in the light of the conclusions reached on these three aspects.

Factual background

[8] SASSA was established to unify the fragmented provincial systems under a single, national authority for the payment of social grants.[9] When SASSA inherited its responsibilities, there were serious flaws in the methods of payment. Many grants were paid in cash by contracted service providers who had to transport large sums to various payment points. This resulted in serious security risks. Deficiencies in the system caused duplication of payments. Fraudulent conduct was widespread, including claims being submitted by persons who were not entitled to grants or on behalf of beneficiaries who were deceased. The existing contracts with service providers were scheduled to come to an end on 31 March 2012. There was some time pressure to ensure that a national system could become operational.

[9] On 15 and 17 April 2011, SASSA published an invitation to tender (Request for Proposals), calling on bidders to present proposals to pay social grants on SASSA's

[9] SASSA was established in terms of the South African Social Security Agency Act 9 of 2004.

behalf. The Request for Proposals sought solutions to several issues, but it was directed primarily at finding a payment solution that was convenient for recipients and limited the risk of theft and fraud. At several points in the Request for Proposals, SASSA made it clear that a solution involving biometric[10] verification – an effective means of avoiding fraud – would be given preference.

[10] The process for accepting bids was as follows:

(a) Bidders were invited to submit bids for any number of provinces.

(b) Once the bids had been submitted, there would be a compulsory briefing session, where questions of clarification or queries concerning the requirements of the Request for Proposals were to be addressed. The briefing procedure envisaged that bidders would submit written questions by a specified date and that clarifying responses would be provided at the briefing session.

(c) The bids were to be evaluated by a Bid Evaluation Committee and awarded by a Bid Adjudication Committee. A Supply Chain Management Circular[11] (Circular) indicated how the committees were to be constituted, and how their functions were to be performed.

---

[10] The Request for Proposals defines biometric as "the means by which a person is uniquely identified by evaluating one or more distinguishable biological trait[s] based primarily on ten (10) fingerprints".

[11] Circular 10 of 2008 published on 29 September 2008.This circular was circulated in compliance with regulation 16A6.2 of Treasury Regulation R 225 published in *Government Gazette* 27388 of 15 March 2005 (Treasury Regulations).

(d) The bids were to be evaluated in two stages. At the first stage, bids would be assessed on the merit of the technical solutions offered to fulfil the requirements of the tender. Solutions that crossed a substantial threshold - scoring a minimum of 70% – would be reconsidered after a further oral presentation on functionality.

(e) Bidders whose solutions maintained a minimum score of 70% after the oral presentation would proceed to the second stage, where they would be evaluated on financial and preference-point merit.

[11] Following the Request for Proposals, SASSA held a bid clarification meeting on 12 May 2011. On 19 May 2011 SASSA provided written responses to certain of the questions posed by bidders.

[12] On 10 June 2011, SASSA issued a document (Bidders Notice 2), which it said was a final clarification regarding frequently asked questions. On the same day AllPay wrote to SASSA requesting an extension of the closing date for bid submissions. On 13 June 2011, SASSA extended the closing date for bid submissions from 15 June 2011 to 27 June 2011.

[13] Out of 21 bids received, only AllPay and Cash Paymaster met the initial 70% scoring threshold. AllPay received a 70.42% score and Cash Paymaster 79.79%. On 7 October 2011 both parties made oral presentations. These presentations were still part

of the first stage of the functionality assessment. After these presentations AllPay's score fell to 58.68% and Cash Paymaster's score rose to 82.44%. The effect of this was that AllPay did not qualify for the next round – the assessment on finances and preference points.

[14] Satisfied with Cash Paymaster's proposal on its financial and preference-point merits, the Bid Evaluation Committee recommended to the Bid Adjudication Committee that Cash Paymaster be awarded the contract for all nine provinces. The Bid Adjudication Committee accepted the recommendation and forwarded it to the Chief Executive Officer of SASSA,[12] who awarded the tender to Cash Paymaster on 17 January 2012. On 3 February 2012 SASSA concluded the contract with Cash Paymaster to provide services for payment of social grants over a period of five years for all nine provinces. Cash Paymaster commenced its service on 1 April 2012. This litigation then ensued.

Consequences of alleged irregularities

[15] As in the Supreme Court of Appeal, the debate about the alleged irregularities centred on the following:

(a) The requirement of separate bids for the nine provinces.

(b) The composition of the Bid Evaluation Committee.

---

[12] The first respondent.

(c) The attendance of members when the Bid Adjudication Committee made its final decision.

(d) The assessment of the functionality of the black economic empowerment component of Cash Paymaster.

(e) The nature and effect of Bidders Notice 2.

[16] Although the Supreme Court of Appeal eventually decided the matter on the ground that there were no unlawful irregularities in the procurement process, AllPay and Corruption Watch[13] contend that certain passages in its judgment lend themselves to an interpretation that impermissibly endorses a relaxed approach to the procedural requirements of public procurement tenders.

[17] The Supreme Court of Appeal stated that the public interest dictates that a procurement process should not be invalidated for minor, inconsequential flaws:

> "There will be few cases of any moment in which flaws in the process of public procurement cannot be found, particularly where it is scrutinised intensely with the objective of doing so. *But a fair process does not demand perfection and not every flaw is fatal.* It was submitted that the process of procurement has a value in itself, which must lead to invalidity if the process is flawed irrespective of whether the flaw has consequences. . . . I have pointed out that the public interest has a role to play in cases of

[13] Corruption Watch, the first amicus curiae (friend of the court), is an independent, non-profit civil society organisation that seeks to promote transparency and accountability to protect beneficiaries of public goods and services. It also seeks to fight corruption and the abuse of public funds.

this kind. *It would be gravely prejudicial to the public interest if the law was to invalidate public contracts for inconsequential irregularities.*"[14] (Emphasis added.)

[18] It also held that, in spite of the alleged procedural irregularities, the facts point to the inescapable conclusion that SASSA considered the technical solution offered by Cash Paymaster to be materially superior to that of AllPay according to a key criterion of the Request for Proposals:

> "The [Cash Paymaster] solution was able to biometrically verify that every payment of a grant was made to an authentic beneficiary, at the time it was made, irrespective of the method of payment. The AllPay solution was not able to do that. AllPay was able to biometrically verify cash payments, but was able to verify the authenticity of beneficiaries paid electronically only once a year."[15]

On this approach, regardless of whether the process was flawed, it is apparent that Cash Paymaster won the tender because its solution met all the requirements of the Request for Proposals and addressed all of SASSA's concerns, whereas the AllPay solution did not.[16]

[19] AllPay argues that the Supreme Court of Appeal's analysis was flawed. On the approach of the Supreme Court of Appeal, an inconsequential irregularity is an irregularity which, despite its existence, would not affect the final outcome of the award. On this approach, an irregularity is inconsequential when, on a hindsight assessment of

---

[14] Supreme Court of Appeal judgment above n 8 at para 21. See also para 96: "It seems to me that it would be most prejudicial to the public interest if *inconsequential irregularities* alone were to be capable of invalidating the contract." (Emphasis added.)

[15] Id at para 44.

[16] Id at para 46.

the process, the successful bidder would likely still have been successful despite the presence of the irregularity. This focus on an *inconsequential irregularity* is a different enquiry from that commonly used where the courts look at *immaterial irregularities*.

[20] All the irregularities relied upon by AllPay relate to alleged non-compliance with the requirements SASSA itself set for the tender. The Supreme Court of Appeal rejected some of them on the basis that the requirements did not have the force of law and that, consequently, legal invalidity did not flow from non-compliance.[17] This approach was supported by SASSA and Cash Paymaster in argument before us.

[21] The Supreme Court of Appeal also held that the procurement process did not require SASSA to investigate whether the assertion made by Cash Paymaster, that its black economic empowerment partners would manage approximately 75% of the projects, was correct.

Proper legal approach

[22] This judgment holds that:

(a) The suggestion that "inconsequential irregularities" are of no moment conflates the test for irregularities and their import; hence an assessment of

[17] Id at paras 50-3 (multiple bids); at paras 54-64 (non-compliance with Bid Evaluation Committee and Bid Adjudication Committee requirements); at paras 65-6 (black economic empowerment requirements); at paras 67-85 (Bidders Notice 2); and at paras 86-95 (scoring of bids).

the fairness and lawfulness of the procurement process must be independent of the outcome of the tender process.

(b) The materiality of compliance with legal requirements depends on the extent to which the purpose of the requirements is attained.

(c) The constitutional and legislative procurement framework entails supply chain management prescripts that are legally binding.

(d) The fairness and lawfulness of the procurement process must be assessed in terms of the provisions of the Promotion of Administrative Justice Act[18] (PAJA).

(e) Black economic empowerment generally requires substantive participation in the management and running of any enterprise.

(f) The remedy stage is where appropriate consideration must be given to the public interest in the consequences of setting the procurement process aside.

(a) Fairness and lawfulness independent of result

[23] To the extent that the judgment of the Supreme of Court of Appeal may be interpreted as suggesting that the public interest in procurement matters requires greater caution in finding that grounds for judicial review exist in a given matter, that misapprehension must be dispelled. So too the notion that even if proven irregularities

[18] 3 of 2000.

exist, the inevitability of a certain outcome is a factor that should be considered in determining the validity of administrative action.

[24] This approach to irregularities seems detrimental to important aspects of the procurement process. First, it undermines the role procedural requirements play in ensuring even treatment of all bidders. Second, it overlooks that the purpose of a fair process is to ensure the best outcome; the two cannot be severed. On the approach of the Supreme Court of Appeal, procedural requirements are not considered on their own merits, but instead through the lens of the final outcome. This conflates the different and separate questions of unlawfulness and remedy. If the process leading to the bid's success was compromised, it cannot be known with certainty what course the process might have taken had procedural requirements been properly observed.

[25] Once a ground of review under PAJA has been established there is no room for shying away from it. Section 172(1)(a) of the Constitution requires the decision to be declared unlawful. The consequences of the declaration of unlawfulness must then be dealt with in a just and equitable order under section 172(1)(b).[19] Section 8 of PAJA gives detailed legislative content to the Constitution's "just and equitable" remedy.[20]

---

[19] *Bengwenyama Minerals (Pty) Ltd and Others v Genorah Resources (Pty) Ltd and Others* [2010] ZACC 26; 2011 (4) SA 113 (CC); 2011 (3) BCLR 229 (CC) (*Bengwenyama*) at paras 81-3. See also *Minister of Health and Another v New Clicks South Africa (Pty) Ltd and Others* [2005] ZACC 14; 2006 (2) SA 311 (CC); 2006 (8) BCLR 872 (CC) (*New Clicks*) at para 19 and *De Lange v Smuts NO and Others* [1998] ZACC 6; 1998 (3) SA 785 (CC); 1998 (7) BCLR 779 (CC) at para 104.

[20] Section 8(1) of PAJA provides:

[26] This clear distinction, between the constitutional invalidity of administrative action and the just and equitable remedy that may follow from it, was not part of our pre-constitutional common-law review. The result was that procedure and merit were sometimes intertwined, especially in cases where the irregularity flowed from an error of law.[21] This was not, however, a general rule and did not necessarily apply where procedural fairness was compromised.[22] Even under the common law the possible blurring of the distinction between procedure and merit raised concerns that the two should be not be confused:

"The court or tribunal, in proceedings for judicial review in terms of section 6(1), may grant any order that is just and equitable, including orders—

(a) directing the administrator—

(i) to give reasons; or

(ii) to act in the manner the court or tribunal requires;

(b) prohibiting the administrator from acting in a particular manner;

(c) setting aside the administrative action and—

(i) remitting the matter for reconsideration by the administrator, with or without directions; or

(ii) in exceptional cases—

(aa) substituting or varying the administrative action or correcting a defect resulting from the administrative action; or

(bb) directing the administrator or any other party to the proceedings to pay compensation;

(d) declaring the rights of the parties in respect of any matter to which the administrative action relates;

(e) granting a temporary interdict or other temporary relief; or

(f) as to costs."

[21] See *City of Johannesburg Metropolitan Municipality v Gauteng Development Tribunal and Others* [2010] ZACC 11; 2010 (6) SA 182 (CC); 2010 (9) BCLR 859 (CC); *South African Veterinary Council and Another v Veterinary Defence Association* [2003] ZASCA 27; 2003 (4) SA 546 (SCA); and *Hira and Another v Booysen and Another* [1992] ZASCA 112; 1992 (4) SA 69 (AD).

[22] *Logbro Properties CC v Bedderson NO* [2002] ZASCA 135; 2003 (2) SA 460 (SCA) (*Logbro*) at paras 24-5 and *Administrator, Transvaal, and Others v Zenzile* [1990] ZASCA 108; 1991 (1) SA 21 (AD) at 37C-F.

> "Procedural objections are often raised by unmeritorious parties. Judges may then be tempted to refuse relief on the ground that a fair hearing could have made no difference to the result. But in principle it is vital that the procedure and the merit should be kept strictly apart, since otherwise the merits may be prejudged unfairly."[23]

7] There is a further consideration. As Corruption Watch explained, with reference to ernational authority and experience,[24] deviations from fair process may themselves all often be symptoms of corruption or malfeasance in the process. In other words, an fair process may betoken a deliberately skewed process. Hence insistence on mpliance with process formalities has a three-fold purpose: (a) it ensures fairness to rticipants in the bid process; (b) it enhances the likelihood of efficiency and optimality the outcome; and (c) it serves as a guardian against a process skewed by corrupt luences.

(b) Materiality

3] Under the Constitution there is no reason to conflate procedure and merit. The oper approach is to establish, factually, whether an irregularity occurred. Then the egularity must be legally evaluated to determine whether it amounts to a ground of view under PAJA. This legal evaluation must, where appropriate, take into account the teriality of any deviance from legal requirements, by linking the question of

Wade *Administrative Law* 6 ed (Oxford University Press, New York 1988) at 533-4. The remarks are as licable to our law as they are to English law.

Transparency International *Handbook on Curbing Corruption in Public Procurement* (Transparency International, lin 2006).

compliance to the purpose of the provision, before concluding that a review ground under PAJA has been established.

[29] Once that is done, the potential practical difficulties that may flow from declaring the administrative action constitutionally invalid must be dealt with under the just and equitable remedies provided for by the Constitution and PAJA. Indeed, it may often be inequitable to require the re-running of the flawed tender process if it can be confidently predicted that the result will be the same.[25]

[30] Assessing the materiality of compliance with legal requirements in our administrative law is, fortunately, an exercise unencumbered by excessive formality. It was not always so. Formal distinctions were drawn between "mandatory" or "peremptory" provisions on the one hand and "directory" ones on the other, the former needing strict compliance on pain of non-validity, and the latter only substantial compliance or even non-compliance.[26] That strict mechanical approach has been discarded.[27] Although a number of factors need to be considered in this kind of enquiry, the central element is to link the question of compliance to the purpose of the provision. In this Court O'Regan J succinctly put the question in *ACDP v Electoral Commission* as being "whether what the applicant did constituted compliance with the statutory

[25] *Millennium Waste Management (Pty) Ltd v Chairperson of the Tender Board: Limpopo Province and Others* [2007] ZASCA 165; 2008 (2) SA 481 (SCA) (*Millennium Waste*) at paras 28-32.

[26] Hoexter *Administrative Law in South Africa* 2 ed (Juta and Co Ltd, Cape Town 2012) at 48-50 and 292-5.

[27] Compare *Maharaj and Others v Rampersad* 1964 (4) SA 466 (AD). See also *Weenen Transitional Local Council v Van Dyk* [1990] ZASCA 108; 2002 (4) SA 653 (SCA) at para 13.

provisions viewed in the light of their purpose".[28] This is not the same as asking whether compliance with the provisions will lead to a different result.

(c) Procurement framework legality

[31] In *Steenkamp*, Moseneke DCJ stated:

> "Section 217 of the Constitution is the source of the powers and function of a government tender board. It lays down that an organ of State in any of the three spheres of government, if authorised by law may contract for goods and services on behalf of government. However, the tendering system it devises must be fair, equitable, transparent, competitive and cost-effective. This requirement must be understood together with the constitutional precepts on administrative justice in section 33 and the basic values governing public administration in section 195(1)."[29] (Footnotes omitted.)

In *Millennium Waste* the Supreme Court of Appeal (per Jafta JA) elaborated:

> "The . . . Constitution lays down minimum requirements for a valid tender process and contracts entered into following an award of tender to a successful tenderer (section 217). The section requires that the tender process, preceding the conclusion of contracts for the supply of goods and services, must be 'fair, equitable, transparent, competitive and cost-effective'. Finally, as the decision to award a tender constitutes administrative action, it follows that that the provisions of [PAJA] apply to the process."[30] (Footnotes omitted.)

[28] *African Christian Democratic Party v Electoral Commission* [2006] ZACC 1; 2006 (3) SA 305 (CC); 2006 (5) BCLR 579 (CC) (*ACDP v Electoral Commission*) at para 25.

[29] *Steenkamp* above n 5 at para 33.

[30] *Millennium Waste* above note 25 at para 4.

[32] The starting point for an evaluation of the proper approach to an assessment of the constitutional validity of outcomes under the state procurement process is thus section 217 of the Constitution:

> "(1) When an organ of state in the national, provincial or local sphere of government, or any other institution identified in national legislation, contracts for goods or services, it must do so in accordance with a system which is fair, equitable, transparent, competitive and cost-effective.
>
> (2) Subsection (1) does not prevent the organs of state or institutions referred to in that subsection from implementing a procurement policy providing for—
>
> (a) categories of preference in the allocation of contracts; and
>
> (b) the protection or advancement of persons, or categories of persons, disadvantaged by unfair discrimination.
>
> (3) National legislation must prescribe a framework within which the policy referred to in subsection (2) must be implemented."

[33] The national legislation prescribing the framework within which procurement policy must be implemented is the Preferential Procurement Policy Framework Act[31] (Procurement Act). The Public Finance Management Act[32] is also relevant.

[34] An "acceptable tender" under the Procurement Act is any "tender which, in all respects, complies with the specifications and conditions of tender as set out in the tender document".[33] The Preferential Procurement Regulations[34] (Procurement Regulations)

---

[31] 5 of 2000.

[32] 1 of 1999.

[33] Section 1(i) of the Procurement Act.

[34] R502, published in *Government Gazette* 34350 of 8 June 2011, issued in terms of section 5 of the Procurement Act.

define a tender as "a written offer in a prescribed or stipulated form in response to an invitation by an organ of state for the provision of services, works or goods, through price quotations, advertised competitive tendering processes or proposals".[35]

[35] An organ of state must indicate in the invitation to submit a tender:

(a) if that tender will be evaluated on functionality;

(b) that the evaluation criteria for measuring functionality are objective;

(c) the evaluation criteria, weight of each criterion, applicable values and minimum qualifying score for functionality;

(d) that no tender will be regarded as an acceptable tender if it fails to achieve the minimum qualifying score for functionality as indicated in the tender invitation; and

(e) that tenders that have achieved the minimum qualification score for functionality must be evaluated further in terms of the applicable prescribed point systems.[36]

[36] The object of the Public Finance Management Act is to "secure transparency, accountability and sound management of the revenue, expenditure, assets and liabilities of the institutions" to which it applies, SASSA being one of them. Section 51(1)(a)(iii) provides that an accounting authority for a public entity must ensure and maintain "an

---

[35] Id regulation 1(s).

[36] Id regulation 4.

appropriate procurement and provisioning system which is fair, equitable, transparent, competitive and cost-effective".

[37] The Treasury Regulations issued pursuant to section 76 of the Public Finance Management Act require the development and implementation of an effective and efficient supply chain management system for the acquisition of goods and services that must be fair, equitable, transparent, competitive and cost-effective.[37] In the case of procurement through a bidding process the supply chain management system must provide for the adjudication of bids through a bid adjudication committee; the establishment, composition and functioning of bid specification, evaluation and adjudication committees; the selection of bid adjudication members; bidding procedures; and the approval of bid evaluation and/or adjudication committee recommendations.[38] The accounting officer or accounting authority must ensure that the bid documentation and the general conditions of contract are in accordance with the instructions of the National Treasury,[39] and that the bid documentation includes evaluation and adjudication criteria, including criteria prescribed by the Procurement Act and the Broad-Based Black Economic Empowerment Act[40] (Empowerment Act).[41]

---

[37] Regulation 16A3.1 and 16A3.2(a) of the Treasury Regulations.

[38] Id regulation 16A6.2.

[39] Id regulation 16A6.3(a).

[40] 53 of 2003.

[41] Regulation 16A6.3(b) of the Treasury Regulations.

[38] SASSA issued the Circular establishing a Bid Specification Committee, a Bid Evaluation Committee and a Bid Adjudication Committee and their competencies in terms of regulation 16A6.2. It also issued the Request for Proposals in compliance with its legal obligations under the constitutional and legislative procurement framework. There is no dispute that it did so in a legally proper manner. The Circular and the Request for Proposals, read together with the constitutional and legislative procurement provisions, thus constituted the legally binding and enforceable framework within which tenders had to be submitted, evaluated and awarded.[42] This was made clear in the Request for Proposals. It expressly stated that the Constitution, the Procurement Act, the Social Assistance Act,[43] the South African Social Security Agency Act[44] and the Public Finance Management Act would apply during the adjudication of the bids. The Request for Proposals, all the appended documentation and the proposal in response thereto, read together, formed the basis for the formal contract "to be negotiated and finalised between SASSA and the Successful Bidder/s to whom SASSA awards the contract in whole or in part."[45]

---

[42] *Chief Executive Officer of the South African Social Security Agency NO and Others v Cash Paymaster Services (Pty) Ltd* [2011] ZASCA 13; 2012 (1) SA 216 (SCA) (*SASSA v CPS*) at para 15.

[43] 13 of 2004.

[44] 9 of 2004.

[45] Request for Proposals at clause 13.1.

[39] In *Firechem*[46] Schutz JA, dealing with a situation where the award of a tender outside the applicable legal framework arose, stated:

> "One of the requirements . . . is that the body adjudging tenders be presented with comparable offers in order that its members should be able to compare. Another is that a tender should speak for itself. Its real import may not be tucked away, apart from its terms. Yet another requirement is that competitors should be treated equally, in the sense that they should all be entitled to tender for the same thing. Competitiveness is not served by only one or some of the tenderers knowing what is the true subject of tender. . . . That would deprive the public of the benefit of an open competitive process."[47]

In *Steenkamp* this Court stated that tender processes require "strict and equal compliance by all competing tenderers on the closing day for submission of tenders."[48]

[40] Compliance with the requirements for a valid tender process, issued in accordance with the constitutional and legislative procurement framework, is thus legally required. These requirements are not merely internal prescripts that SASSA may disregard at whim.[49] To hold otherwise would undermine the demands of equal treatment, transparency and efficiency under the Constitution.[50] Once a particular administrative

---

[46] *Premier, Free State, and Others v Firechem Free State (Pty) Ltd* [2000] ZASCA 28; 2000 (4) SA 413 (SCA) (*Firechem*).

[47] Id at para 30.

[48] *Steenkamp* above n 5 at para 60.

[49] *SASSA v CPS* above n 44.

[50] Bolton *The Law of Government Procurement in South Africa* (LexisNexis Butterworths, Cape Town 2007) at 57:

> "One of the primary reasons for the express inclusion of the five principles in section 217(1) of the Constitution is to safeguard the integrity of the government procurement process. The inclusion of

process is prescribed by law, it is subject to the norms of procedural fairness codified in PAJA. Deviations from the procedure will be assessed in terms of those norms of procedural fairness. That does not mean that administrators may never depart from the system put into place or that deviations will necessarily result in procedural unfairness. But it does mean that, where administrators depart from procedures, the basis for doing so will have to be reasonable and justifiable, and the process of change must be procedurally fair.[51]

(d) Procurement framework and PAJA

[41] This Court has stated that a cause of action for the judicial review of administrative action now ordinarily arises from the provisions of PAJA and not directly from the right to just administrative action in section 33 of the Constitution.[52] The grounds for judicial review under PAJA are contained in section 6, which reads in relevant part:

> the principles, in addition to ensuring the prudent use of public resources, is also aimed at preventing corruption."

See also *R (on the application of the Law Society) v Legal Services Commission; Dexter Montague & Partners (a firm) v Legal Services Commission* [2008] All ER 148 (CA) at paras 42-3. Currie *The Promotion of Administrative Justice Act: A Commentary* (Siber Ink, Johannesburg 2007) at 113-4 says the following with regard to section 3(5) of PAJA, which allows an administrator discretion to follow procedures that are "fair but different" from the ones mandated in section 3(2):

> "Only procedures in empowering provisions can qualify as fair but different. An empowering provision is defined as 'a law, rule of common law, customary law, or an agreement, instrument or other document in terms of which an administrative action was purportedly taken.' Some empowering materials – such as internal department circulars – are not generally publicly accessible. At least for the purposes of the fair but different provision, it is submitted that an empowering provision can only qualify as 'fair' if it is itself publicly accessible. A law that is not publicly accessible cannot provide publicly known and thus fair procedures."

[51] Compare section 3(4) of PAJA and *Member of the Executive Council, Department of Education, Gauteng and Others v Governing Body of Rivonia and Others* [2013] ZACC 34; 2013 (6) SA 582 (CC) at para 49(c).

[52] *Mazibuko and Others v City of Johannesburg and Others* [2009] ZACC 28; 2010 (4) SA 1 (CC); 2010 (3) BCLR 239 (CC) at para 73; *New Clicks* above n 19 at paras 95-7; and *Bato Star Fishing (Pty) Ltd v Minister of Environmental Affairs and Others* [2004] ZACC 15; 2004 (4) SA 490 (CC); 2004 (7) BCLR 687 (CC) at paras 25-6.

"(1) Any person may institute proceedings in a court or a tribunal for the judicial review of an administrative action.

(2) A court or tribunal has the power to judicially review an administrative action if—

(a) the administrator who took it—

(i) was not authorised to do so by the empowering provision;

(ii) acted under a delegation of power which was not authorised by the empowering provision; or

(iii) was biased or reasonably suspected of bias;

(b) a mandatory and material procedure or condition prescribed by an empowering provision was not complied with;

(c) the action was procedurally unfair;

(d) the action was materially influenced by an error of law;

(e) the action was taken—

(i) for a reason not authorised by the empowering provision;

(ii) for an ulterior purpose or motive;

(iii) because irrelevant considerations were taken into account or relevant considerations were not considered;

(iv) because of the unauthorised or unwarranted dictates of another person or body;

(v) in bad faith; or

(vi) arbitrarily or capriciously;

(f) the action itself—

(i) contravenes a law or is not authorised by the empowering provision; or

(ii) is not rationally connected to—

(aa) the purpose for which it was taken;

(bb) the purpose of the empowering provision;

(cc) the information before the administrator; or

(dd) the reasons given for it by the administrator;

(g) the action concerned consists of a failure to take a decision;

(h) the exercise of the power or the performance of the function authorised by the empowering provision, in pursuance of which the administrative

action was purportedly taken, is so unreasonable that no reasonable person could have so exercised the power or performed the function; or

(i) the action is otherwise unconstitutional or unlawful."

[42] It is apparent from section 6 that unfairness in the outcome or result of an administrative decision is not, apart from the unreasonableness ground,[53] a ground for judicial review of administrative action. That is nothing new. The section gives legislative expression to the fundamental right to administrative action "that is lawful, reasonable and procedurally fair" under section 33 of the Constitution. It is a long-held principle of our administrative law that the primary focus in scrutinising administrative action is on the fairness of the process, not the substantive correctness of the outcome.

[43] The legislative framework for procurement policy under section 217 of the Constitution does not seek to give exclusive content to that section, nor does it grant jurisdictional competence to decide matters under it to a specialist institution.[54] The framework thus provides the context within which judicial review of state procurement decisions under PAJA review grounds must be assessed.[55] The requirements of a constitutionally fair, equitable, transparent, competitive and cost-effective procurement system will thus inform, enrich and give particular content to the applicable grounds of

[53] Section 6(2)(h) of PAJA.

[54] In this regard it differs from the Labour Relations Act 66 of 1995. In *Gcaba v Minister for Safety and Security and Others* [2009] ZACC 26; 2010 (1) SA 238 (CC); 2010 (1) BCLR 35 (CC) at para 65, this Court held that these factors placed state employment decisions outside the ambit of the provisions of PAJA.

[55] Bolton "Public Procurement Systems in South Africa: The Main Characteristics" (2007-2008) 37 Pub. Cont. L.J. 781 at 782-3. See also *SASSA v CPS* above n 44 at para 18.

review under PAJA in a given case. The facts of each case will determine what any shortfall in the requirements of the procurement system – unfairness, inequity, lack of transparency, lack of competitiveness or cost-inefficiency – may lead to: procedural unfairness, irrationality, unreasonableness or any other review ground under PAJA.

[44] Doing this kind of exercise is no different from any other assessment to determine whether administrative action is valid under PAJA. In challenging the validity of administrative action an aggrieved party may rely on any number of alleged irregularities in the administrative process. These alleged irregularities are presented as evidence to establish that any one or more of the grounds of review under PAJA may exist. The judicial task is to assess whether this evidence justifies the conclusion that any one or more of the review grounds do in fact exist.

[45] Section 217 of the Constitution, the Procurement Act and the Public Finance Management Act[56] provide the constitutional and legislative framework within which administrative action may be taken in the procurement process. The lens for judicial review of these actions, as with other administrative action, is found in PAJA. The central focus of this enquiry is not whether the decision was correct, but whether the process is reviewable on the grounds set out in PAJA. There is no magic in the procurement process that requires a different approach. Alleged irregularities may differ from case to case, but they will still be assessed under the same grounds of review in

[56] This also includes other relevant legislation referred to in these Acts.

PAJA. If a court finds that there are valid grounds for review, it is obliged to enter into an enquiry with a view to formulating a just and equitable remedy. That enquiry must entail weighing all relevant factors, after the objective grounds for review have been established.

(e) Black economic empowerment

[46] The transformation that our Constitution requires includes economic redress. In the context of the past exclusion of black people from access to mineral resources Mogoeng CJ stated in *Agri SA*:[57]

> "[B]y design, the MPRDA is meant to broaden access to business opportunities in the mining industry for all, especially previously disadvantaged people. It is not only about the promotion of equitable access, but also about job creation, the advancement of the social and economic welfare of all our people, the promotion of economic growth and the development of our mineral and petroleum resources for the common good of all South Africans."[58]

[47] Economic redress for previously disadvantaged people also lies at the heart of our constitutional and legislative procurement framework. Section 217(2) provides for categories of preference in the allocation of contracts and the protection or advancement of persons, or categories of persons, disadvantaged by unfair discrimination.

---

[57] *Agri SA v Minister for Minerals and Energy* [2013] ZACC 9; 2013 (4) SA 1 (CC); 2013 (7) BCLR 727 (CC) (*Agri SA*).

[58] Id at para 61.

Section 217(3) provides for the means to effect this, in the form of national legislation that must prescribe a framework within which the policy must be implemented.

[48] The Procurement Act provides that an organ of state must determine its preferential procurement policy within a preference-point system for specific goals, which may include "contracting with persons, or categories of persons, historically disadvantaged by unfair discrimination on the basis of race, gender or disability".[59] The Procurement Regulations provide more detail on the evaluation for functionality[60] and the price-preference system.[61] In relation to the latter it sets out how points should be awarded to a tenderer for attaining a Broad-Based Black Economic Empowerment (B-BBEE) status level of contributor.[62] B-BBEE status level means the status level acquired in terms of the provisions of the Empowerment Act.

[49] The definition of broad-based black economic empowerment under the Empowerment Act indicates an intention not merely to afford inclusion or redistribution, but to involve black people in management and control of businesses, and to facilitate skills development. "Broad-based black economic empowerment" means—

[59] Section 2(1)(a)-(d) of the Procurement Act.

[60] Id section 4.

[61] Id sections 5 and 6.

[62] For works above R1 million see section 6(2)-(4). Section 1(d) of the Procurement Act defines a B-BBEE status level as "the B-BBEE status received by a measured entity based on its overall performance using the relevant scorecard contained in the Codes of Good Practice on Black Economic Empowerment, issued in terms of section 9(1) of the [Empowerment Act]".

> "the economic empowerment of all black people including women, workers, youth, people with disabilities and people living in rural areas through diverse but integrated socio-economic strategies that include, but are not limited to: *increasing the number of black people that manage, own and control enterprises and productive assets*; facilitating ownership and management of enterprises and productive assets by communities, workers, cooperatives and other collective enterprises; human resource and skills development; achieving equitable representation in all occupational categories and levels in the workforce; preferential procurement; and investment in enterprises that are owned or managed by black people".[63] (Emphasis added.)

[50] The objectives of the Empowerment Act similarly place an emphasis on management, control and skills development. They state:

> "The objectives of this Act are to facilitate broad-based black economic empowerment by—
>
> (a) promoting economic transformation in order to *enable meaningful participation of black people in the economy*;
>
> (b) achieving a *substantial change in the racial composition of ownership and management structures* and in the skilled occupations of existing and new enterprises;
>
> (c) increasing the extent to which communities, workers, cooperatives and other collective enterprises own and manage existing and new enterprises and increasing their access to economic activities, infrastructure and skills training;
>
> (d) increasing the extent to which black women own and manage existing and new enterprises, and increasing their access to economic activities, infrastructure and skills training;
>
> (e) promoting investment programmes that lead to broad-based and meaningful participation in the economy by black people in order to achieve sustainable development and general prosperity;
>
> (f) empowering rural and local communities by enabling access to economic activities, land, infrastructure, ownership and skills; and

[63] Section 1 of the Empowerment Act.

(g) promoting access to finance for black economic empowerment."[64] (Emphasis added.)

[51] Various Codes of Good Practice have also been issued under the Empowerment Act. These include measures and scores of management control and of skills development.[65] The Empowerment Act and the regulations make it clear that broad and sustainable involvement by black people is required, and that the development and transfer of the necessary skills are an integral part of such transformation.[66]

[52] The Request for Proposals echoed this emphasis on substantive participation by historically disadvantaged people in the management and control of the successful tenderer. It provided that preference points for historically disadvantaged individuals "are calculated on their percentage shareholding in a business, provided that they are actively involved in and exercise control over the enterprise".[67] Equity ownership was defined as "the percentage ownership and control, exercised by individuals in an enterprise"[68] and is equated to the percentage of an enterprise which is owned by

---

[64] Section 2 of the Empowerment Act.

[65] Codes of Good Practice on Broad Based Black Economic Empowerment promulgated in GN 1106, published in *Government Gazette* 33857 of 10 December 2010.

[66] Id at para 5.21 which sets out the principles of B-BBEE transactions as follows:

> "5.21.1 B-BBEE ownership initiatives should be aimed at promoting the productive and sustainable participation of Black companies and Black people in each sector of the economy;
>
> 5.21.2 Ownership will be particularly encouraged if it adds value to the companies involved and includes meaningful participation in management and control". (Emphasis added.)

[67] Clause 6.1 of the Request for Proposals.

[68] Id clause 2.9.

historically disadvantaged individuals "who are actively involved in the management and daily business operations of the enterprise and exercise control over the enterprise, commensurate with their degree of ownership".[69] Where individuals "are not actively involved in the management and daily business operations and do not exercise control over the enterprise commensurate with their degree of ownership, equity ownership may not be claimed".[70]

[53] In *Viking Pony*[71] this Court, in relation to a specific complaint, held:

> "The complaint is that the historically disadvantaged individuals neither exercised control over the tendering enterprise nor were they actively involved in its management, to the extent commensurate with their degree of ownership. The converse is the requirement for awarding preference points in terms of regulation 13. It follows from this regulation that it is not enough merely to have the historically disadvantaged individuals holding the majority shares in a tendering enterprise. *The exercise of control and the managerial power actually wielded by the historically disadvantaged individuals, in proportion to their shareholding, are what matter.*"[72] (Emphasis added.)

[54] The Court further held that an investigation into "[w]hat happens behind the scenes matters the most when the shareholding is said to be a façade".[73] Does this mean that an investigation into the propriety of empowerment credentials becomes necessary only after

---

[69] Id clause 3.1.

[70] Id clause 3.2.

[71] *Viking Pony Africa Pumps (Pty) Ltd t/a Tricom Africa v Hidro-Tech Systems (Pty) Ltd and Another* [2010] ZACC 21; 2011 (1) SA 327 (CC); 2011 (2) BCLR 207 (CC) (*Viking Pony*).

[72] Id at para 46.

[73] Id at para 47.

a complaint has been lodged, and that there was no obligation on SASSA to ensure that the empowerment credentials of the prospective tenderers were investigated and confirmed before the award was finally made? I think not, for the reasons that follow.

[55] Substantive empowerment, not mere formal compliance, is what matters.[74] It makes a mockery of true empowerment if two opposite ends of the spectrum are allowed to be passed off as compliance with the substantive demands of empowerment. The one is a misrepresentation that historically disadvantaged people are in control and exercising managerial power even when that is not the case. That amounts to exploitation. The other is to misrepresent that people who hold political power necessarily also possess managerial and business skills. Neither situation advances the kind of economic empowerment that the Procurement and Empowerment Acts envisage. Both employ charades.

(f) Approach to remedy

[56] Once a finding of invalidity under PAJA review grounds is made, the affected decision or conduct must be declared unlawful and a just and equitable order must be made. It is at this stage that the possible inevitability of a similar outcome, if the decision is retaken, may be one of the factors that will have to be considered. Any contract that flows from the constitutional and statutory procurement framework is concluded not on the state entity's behalf, but on the public's behalf. The interests of those most closely

[74] Id at para 46.

associated with the benefits of that contract must be given due weight. Here it will be the imperative interests of grant beneficiaries and particularly child grant recipients in an uninterrupted grant system that will play a major role. The rights or expectations of an unsuccessful bidder will have to be assessed in that context.

Application of law to the facts

[57] In accordance with the approach set out above it is now necessary to consider whether the evidence on record establishes the factual existence of any irregularities and, if so, whether the materiality of the irregularities justifies the legal conclusion that any of the grounds for review under PAJA exist.

[58] The materiality of irregularities is determined primarily by assessing whether the purposes the tender requirements serve have been substantively achieved. One of the main objects of SASSA, in establishing a new system for the payment of social grants, was to ensure proof of life of beneficiaries as an integral part of the payment process and to reduce fraud, corruption and leakage at the point of payment. The verification requirements, whether preferential or mandatory, were thus an important part of the Request for Proposals. This important overall purpose of the Request for Proposals must be kept in mind when assessing whether any non-compliance with its particular provisions was material. It is also necessary, however, to emphasise the particular nature of the process. The first stage, that of functionality, determined who would be able to proceed to the second stage, that of assessment on price. Disqualification at the first

stage meant that there was no possibility for a bidder who may have scored better on price in the second stage to be considered at all.

[59] Before moving on it is necessary, briefly, to refer to an argument raised by SASSA, namely that PAJA's procedural fairness provisions are not implicated because it has not been shown that AllPay's rights or legitimate expectations have been materially and adversely affected by the conduct in relation to each of the irregularities.[75] That assertion is not correct.

[60] First, tenderers have a right to a fair tender process, irrespective of whether they are ultimately awarded the tender.[76] Second, the subject matter of the review is the decision to award the contract to Cash Paymaster, not each decision along the way in the process. Third, the "no effect" argument wrongly seeks to splinter the process in asserting that AllPay's rights were not affected. The decision to exclude AllPay from the second, pricing stage certainly affected its rights and legitimate expectations. Because of its exclusion we are not in a position to know what the outcome of the pricing stage would have been; it is mere speculation. Fourth, in *Grey's Marine*[77] it was stated, with

---

[75] Section 3(1) of PAJA provides:

> "Administrative action which materially and adversely affects the rights or legitimate expectations of any person must be procedurally fair."

[76] *Logbro* above n 22 at para 20.

[77] *Grey's Marine Hout Bay (Pty) Ltd and Others v Minister of Public Works and Others* [2005] ZASCA 43; 2005 (6) SA 313 (SCA) (*Grey's Marine*).

reference to the phrase "adversely affect the rights of any person" in section 1 of PAJA,[78] that what "was probably intended [was] rather to convey that administrative action is action *that has the capacity to affect legal rights*." [79] Irregularities in the process, which may also affect the fairness of the outcome, certainly have the capacity to affect legal rights.[80]

(a) Separate bids

[61] The special conditions for submitting proposals in the Request for Proposals stipulated that bidders could submit proposals in respect of one or more provinces, but that each bid per province had to be submitted separately. This simple requirement was even illustrated: "For example, if bidding for two Provinces, submit two separate proposals".[81] SASSA reserved the right to disqualify any bidder who failed to submit all mandatory documents specified in the Request for Proposals. Cash Paymaster, which bid for all nine provinces, did not submit nine separate sets of documents.

[62] In terms of the Request for Proposals, the failure "to submit all mandatory documents specified in the [Request for Proposals]" was one of the bases for

[78] Section 1(i)(b) of PAJA defines administrative action as—

> "any decision taken, or any failure to take a decision, by a natural or juristic person, other than an organ of state, when exercising a public power or performing a public function in terms of an empowering provision, which adversely affects the rights of any person and which has a direct, external legal effect."

[79] *Grey's Marine* above n 80 at para 23. (Emphasis added.)

[80] *Joseph and Others v City of Johannesburg and Others* [2009] ZACC 30; 2010 (4) SA 55 (CC) 2010 (3) BCLR 212 (CC); at para 27.

[81] Request for Proposals at clause 3.7.

disqualifying any bidder. What one is left with is non-compliance with what the Request for Proposals regarded as mandatory. This means that a mandatory condition prescribed by an empowering provision was not complied with, which is a ground for review under section 6(2)(b) of PAJA. But the sub-section also requires that the non-compliance must be of a material nature. The purpose of separate bids for the provinces was surely to enable SASSA to assess whether the bidder would be able to provide the necessary services in each of the provinces for which it bid. This purpose was attained. The irregularity was not material. No ground for review under PAJA exists.

(b) Bid Evaluation Committee composition

[63] In terms of the Circular the Bid Evaluation Committee had to consist of at least five officials, one of whom should be a Supply Chain Management Practitioner. The Bid Evaluation Committee, however, consisted of only four members, without a Supply Chain Management Practitioner.

[64] The Bid Evaluation Committee formed an integral part of the process of deciding to whom to award the tender. Without its evaluation and recommendation the Bid Adjudication Committee would not have been able to do its work. Its composition was prescribed in the Circular in terms of the Treasury Regulations. A Supply Chain Management Practitioner "should" have been appointed in terms of the Circular. SASSA states that a practitioner was available to advise the Bid Evaluation Committee on technical aspects. That was indeed so. There is no suggestion that the Supply Chain

Management Practitioner did not perform this role and function. However, because of his expertise, he may have voted differently on material issues before the Committee, had he been fully part of it. While it is speculative to say that his vote would not have made any difference, given the non-mandatory nature of the Circular's prescription ("should"), it is not possible to find a review ground under section 6(2)(a)(i) of PAJA.

(c) Non-attendance of Bid Adjudication Committee member

[65] The non-attendance by a member of the Bid Adjudication Committee at one of the final adjudication meetings was fully explained in the papers. There was a quorum for the meeting and the concerns of the member who could not attend were taken into consideration. No irregularity occurred.

(d) No proper empowerment assessment

[66] Section 16A6.3(b) of the Treasury Regulations provides that bid documentation must include evaluation and adjudication criteria prescribed in terms of the Procurement Act and the Empowerment Act. The Request for Proposals included a preference certificate that served as a claim form for historically disadvantaged individual preference points as well as a summary for preference points claimed for attainment of other specified goals. It indicated that responsive tenders would be evaluated using a system which awards points on the basis of the tendered price and equity ownership. The points system and equity ownership operated on the explicit premise of active management and

control of the enterprise.[82] In the event of a contract being awarded as a result of points claimed for equity ownership, the contractor could have been required to furnish documentary proof that the claims were correct.

[67] On the papers AllPay brought a challenge against the failure of SASSA to assess the ability of Cash Paymaster's black economic empowerment partners to perform the tender. In considering the matter, the Supreme Court of Appeal dismissed the argument and found that evaluation of the bid was SASSA's prerogative. It found that it was permissible for SASSA to cover this requirement by imposing appropriate contractual consequences on Cash Paymaster. But this does not address the point. By looking only at whether there was a general obligation to investigate the capabilities of a bidding consortium's partners, the analysis falls short of considering the crucial role reserved for transformation in the procurement process.

[68] The Procurement Act provides that an organ of state must determine its preferential procurement policy within a preference-point system for specific goals, which may include "contracting with persons, or categories of persons, historically disadvantaged by unfair discrimination on the basis of race, gender or disability".[83] The handling of the tender process by SASSA made this a nullity, in that the black economic empowerment preference points – which were to be assessed in the second stage – played

---

[82] See [52] above.

[83] Section 2(1)(a)-(d) of the Procurement Act.

no actual role in the decision because by that stage there was no competitor. An investigation into the propriety of empowerment credentials does not become necessary only after a complaint has been lodged. There was an obligation on SASSA to ensure that the empowerment credentials of the prospective tenderers were investigated and confirmed before the award was finally made. That obligation became even more crucial when there were no other competitors left in the second stage. There is then an even greater obligation for the tender administrator to confirm the empowerment credentials of the winning bidder.

[69] Cash Paymaster claimed that its equity partners would manage and execute over 74% of the tender. Its tender did not substantiate this. All it did was to provide particulars of the management capabilities of its workforce, which included previously disadvantaged people. On the face of the information provided by Cash Paymaster in its tender it was not possible to determine whether its claimed empowerment credentials were up to scratch or not.

[70] Despite this failure, SASSA did not call on Cash Paymaster to substantiate its claimed empowerment credentials, presumably because by that stage the preference points could not have affected the outcome. This effectively made the consideration of empowerment an empty shell, where preference points were calculated as a formality but where the true goal of empowerment requirements was never given effect to.

[71] AllPay's attack on the irrationality of SASSA's failure to consider Cash Paymaster's empowerment partners' ability to manage almost three-quarters of the venture was not primarily based on this perspective of the substantive purpose of empowerment. It was a more generalised argument, based on the irrationality of awarding a tender when the tenderer's own assertions about its ability to implement the tender are not assessed. This irrationality argument gains further crucial traction when the Constitution's substantive transformative imperatives are brought to the forefront.

[72] Given the central and fundamental importance of substantive empowerment under the Constitution and the Procurement and Empowerment Acts, SASSA's failure to ensure that the claimed empowerment credentials were objectively confirmed was fatally defective. It is difficult to think of a more fundamentally mandatory and material condition prescribed by the constitutional and legislative procurement framework than objectively determined empowerment credentials.[84] The failure to make that objective determination fell afoul of section 6(2)(b) of PAJA (non-compliance with a mandatory and material condition) and section 6(2)(e)(iii) (failure to consider a relevant consideration).

[84] Compare *Bengwenyama* above n 19 at paras 72-4; *Walele v City of Cape Town and Others* [2008] ZACC 11; 2008 (6) SA 129 (CC); 2008 (11) BCLR 1067 (CC) at para 72; and *Minister of Law and Order v Hurley and Another* 1986 (3) SA 568 (AD) at 577H-578F.

(e) Bidders Notice 2

[73] There are a number of provisions in the Request for Proposals that relate to biometric verification of the identity of grant beneficiaries, both in the enrolment process and in the payment process. Biometric verification was mandatory for registration or enrolment purposes.[85] The requirement for verification at payment was couched in less strict terms. In the "Scope of Work" section, the Request for Proposals provided that payment services of social grants "must be secured, *preferably*, Biometric based. [The Bidder's proposal] should provide detail on the measures that the Bidder/s will put in place to ensure that the right person is paid the correct amount."[86] The Request for Proposals provided that "[a]ny amendments of any nature made to this [Request for Proposals] shall be notified to all Bidder/s and shall only be of force and effect if it is in writing, signed by the Accounting Officer or his delegated representative and added to this [Request for Proposals] as an addendum."[87]

[74] On 10 June 2011 SASSA issued Bidders Notice 2.[88] Its stated purpose was to give final clarity on frequently asked questions, after which "no additional questions [would] be answered." The notice reiterated that a one-to-many biometric search had to be conducted at the time of registration. In addition, it provided:

---

[85] See above n 10 for the definition of biometric according to the Request for Proposals.

[86] Clause 3.3 of Section C "Scope of Work", in the Request for Proposals. (Emphasis added.)

[87] Clause 14.6 of Section B "Conditions for Acceptance" in the Request for Proposals.

[88] Though Bidders Notice 2 is dated 6 June 2011, AllPay says it did not receive it until 10 June 2011.

> "In order to ensure that the right Beneficiary receives the right amount at the right time, *Biometric verification must be performed* when a Beneficiary receives his Grant regardless of the Payment Methodology". (Emphasis added.)

[75] AllPay argued that Bidders Notice 2 amended one of the bid requirements in a manner not sanctioned by the Request for Proposals, and that the ambiguity and confusion surrounding the requirement of biometric verification at the payment stage was exacerbated by the content of Bidders Notice 2. SASSA and Cash Paymaster countered that AllPay's confusion was its own fault, because verification was required at the time of the payment into a beneficiary's account and not at the time the money was withdrawn from the account. In any event, they submitted, biometric verification at the time of payment was always the preferential mode and Bidders Notice 2 did not change anything material in relation to that requirement.

[76] It is true that AllPay understood the initial preference for biometric verification at the payment stage to relate to actual payment in the hands of a beneficiary and that it did not consider biometric verification by way of fingerprints to be possible at payments from ATMs. In this regard, it appears that AllPay might have subjectively misread what was stated. But it was not alone in that. The minutes of the Bid Evaluation Committee meetings show that this was an issue that also concerned members of the Bid Evaluation Committee.[89] The Bid Evaluation Committee's initial assessment on functionality was

[89] Minutes of the Bid Evaluation Committee meeting, 31 August 2011 at para 4.4-4.6 and handwritten notes taken at the Bid Evaluation Committee meeting, 5 October 2011.

based on the criteria set out in the Request for Proposals.[90] That functionality assessment gave AllPay a score of more than 70%, which would have qualified it to enter the next stage of assessment based on price and preference points. After the oral presentation, AllPay's scores were reduced to below the minimum and it fell out of further consideration. The crucial question is whether the change from the preferential requirement of biometric verification at payment to the mandatory requirement articulated in Bidders Notice 2 had anything to do with the change in scores.

[77] There is little doubt that the change influenced the scoring. The minutes record that AllPay could not comply with the mandatory requirement of biometric payment verification and that this was a major reason for the downward adjustment in its functionality score.[91] In contrast, Cash Paymaster assured the Bid Evaluation Committee that it could provide biometric verification in the form of voice identification.[92] Its score improved. The doubt and uncertainty that surrounded the effect of the change from preferential biometric payment verification, as stated in the Request for Proposals, to mandatory biometric verification in terms of Bidders Notice 2 did not, however, end there. It was raised again later in the process by the Bid Adjudication Committee.[93]

---

[90] Minutes of the Bid Evaluation Committee meeting, 31 August 2011 at para 4.6.1.

[91] Minutes of the Bid Evaluation Committee meeting, 7 October 2011 at para 2.1.1 and 2.4 and Minutes of the Bid Evaluation Committee meeting, 19 October 2011 at para 2.1.

[92] Minutes of Cash Paymaster's presentation to the Bid Evaluation Committee, 7 October 2011 at para 4.

[93] Preparations for Bid Adjudication Committee Meeting: Key Issues for Discussion at para 3.2 and 3.4.

[78] Even if one disregards AllPay's possible subjective misreading that biometric verification had to take place at the payment stage, the following has, objectively, been established:

(a) The Request for Proposals required biometric verification as a preferential mode at the payment stage. Bidders Notice 2 changed that to a mandatory requirement. The change was not done in accordance with the Request for Proposals, nor was its import adequately explained.

(b) The initial functional assessment was done in terms of the requirements set in the Request for Proposals.[94] Both AllPay and Cash Paymaster received more than the 70% minimum score on this assessment.

(c) At various stages during the evaluation and adjudication of the bids, certain members of the Bid Evaluation and Adjudication Committees and their advisors expressed confusion about whether a preferential or mandatory standard of verification was required for biometric verification at the payment stage.

(d) The mandatory requirement of biometric verification in terms of Bidders Notice 2 was raised during the oral presentations of both AllPay and Cash Paymaster. AllPay indicated that it could not comply with Bidders Notice 2. Cash Paymaster indicated that it could do so by way of biometric voice verification.

---

[94] Addendum to the Bid Evaluation Committee Report, 25 November 2011 at para 3.2.5-6 and Minutes of the Bid Evaluation Committee meeting, 31 August 2011 at para 4.6.1.

(e) After these oral representations AllPay's score was lowered to below the necessary 70% threshold, whilst Cash Paymaster's score passed the threshold.

(f) The biometric verification accepted by SASSA in relation to verification at the payment stage was that of voice identification, not primarily fingerprint identification as originally defined and required in the Request for Proposals.

(g) Because of its exclusion at the functionality stage, no comparison of the competitiveness of AllPay's and Cash Paymaster's bids was made regarding price.

[79] All these factors created vagueness and uncertainty about the nature and importance of the verification requirements in relation to payments. They were highly material.

[80] This gives rise to two crucial, interrelated questions. Both have a direct bearing on the objective clarity of the evaluation criteria and thus, the fairness of the process. The first question is whether it was clear to bidders that their bids would be evaluated on the basis of the mandatory requirement of biometric testing under Bidders Notice 2 or the preference for biometric testing under the Request for Proposals. The second question is whether it was clear when and where biometric testing was sought. That is, could bidders appreciate that beneficiaries' identities would have to be biometrically verified annually,

at the time of enrolment (for example in a government office); at the time of monthly payment; or whenever the beneficiary withdrew the funds (at an ATM or another point of sale device)? Confusion over the second question appears to have given rise to confusion over which form of biometric verification was acceptable.[95]

[81] The answer to each question has a bearing on the answer to the other. For instance, if biometric verification were only a preference, other more cost-effective means of securing payment might ultimately have won the day. If verification were sought at payment points, neither fingerprint nor voice recognition would have been feasible. If it were mandatory only at the time of enrolment, or at the time of monthly payment, it might have been feasible in one form or another for several bidders.[96] Thus, a lack of clarity regarding which criteria would be applied in the evaluation of bids – those in the Request for Proposals or those in Bidders Notice 2 – could cause confusion on all of these questions.

[82] Cash Paymaster addressed both of these questions in its argument in this Court. It argued, first, that in view of the express terms of the Request for Proposals, AllPay could not have been, or could not reasonably have been, under any misapprehension about the

[95] See the handwritten notes to the Minutes of the Bid Evaluation Committee meeting, 31 August 2011, showing that biometric testing was equated with fingerprinting, and para 4.5.2.1 of the official Minutes, which states, "[b]iometric standards – the supporting documents issued with the Bid specification provide for a specific standard requiring fingerprints to be captured of all beneficiaries."

[96] AllPay alleges that, had the specifications been clear that verification was sought monthly, at the time SASSA paid the grants into bank accounts, it could have offered voice-recognition verification as a solution. It says the fact that it offered this solution for annual enrolment demonstrates it had the capacity to do so. It was only at withdrawal points that it was unable to provide this solution.

need for their bid to offer a solution which ensured that before payment there had to be verification of the recipient of the payment. Second, it argued that the Request for Proposals' requirement of when and where biometric verification was sought was clear all along: SASSA sought identity verification monthly, at the time of every payment into the beneficiaries' bank accounts. This last point was hammered home several times in oral submissions by Cash Paymaster's counsel, who argued that AllPay's confusion about when and where biometric verification was required was the result of its own misreading of the Request for Proposals' terms, and not the result of any ambiguity in its language.

[83] Notwithstanding the vigour of Cash Paymaster's arguments on these points, the record of the evaluation process says otherwise. At various stages during the evaluation and adjudication of the bids, certain members of the Bid Evaluation and Adjudication Committees and their technical advisors expressed confusion over both of the above questions.[97]

[97] The key evidence of this confusion appears in the Minutes of the Bid Evaluation Committee meeting, 31 August 2011. In those minutes, we see confusion about "conflicting messages arising from the Bid specification document and Bidders Notice 2". There is confusion about the Request for Proposals requiring only a "payment solution" and Bidders Notice 2 requiring "biometric verification". There is confusion about whether biometric verification was required at ATMs and point of sale devices – which might have resulted in bidders withdrawing. And there is confusion over whether proof of life was required annually or at the time of every payment, as stipulated in Bidders Notice 2.

This confusion is further demonstrated by evidence that appears elsewhere in the record – specifically, in handwritten notes from the Bid Evaluation Committee meeting,5 October 2011, where members of the Committee expressed confusion about the where and when of biometric verification (whether it applied only to annual enrolment, was a requirement or was flexible); in handwritten notes from the Bid Evaluation Committee meeting, 31 August 2011, where Bid Evaluation Committee members said that the requirement of Bidders Notice 2 favoured one bidder and excluded 20 others; and in a 14 November 2011 memorandum, where legal advisors to the Bid Adjudication Committee said that, because proof of life biometric confirmation went to the heart of the specification and the final scoring given to the two service providers, "proper analysis of the intention, meaning and application of [Bidders Notice 2] must be conducted as a matter of urgency."

[84] Given the reservations of the tender evaluators and their own requests for clarification on how bids were to be evaluated and the meaning of the Bidders Notice 2 requirements, it can hardly be maintained that AllPay's confusion was wholly subjective and self-induced.

[85] Cash Paymaster claimed that the switch from evaluation according to the terms of the Request for Proposals to those of Bidders Notice 2 was irrelevant, because biometric verification was preferred all along, and that AllPay's attempt to argue otherwise is a hindsight argument that ignores the facts. This argument found favour in the Supreme Court of Appeal.[98] But it is contradicted by the actual scoring process. When bidders were scored on the basis of the Request for Proposals, AllPay received a score of 70.42%. When it was scored on the basis of Bidders Notice 2, it received only 58.68%. There is thus little doubt that the changes in the bases of evaluation influenced the scoring. Where AllPay's solution, which did not include monthly biometric verification, was previously acceptable, it suddenly became unacceptable. As noted by the members of the Bid Evaluation Committee, the effect of this change was substantial. It reduced the number of viable bids to one, rendering the process entirely uncompetitive and obviating any true, comparative consideration of cost-effectiveness.

[86] The Bid Evaluation and Adjudication Committees were unsure about the proper effect of Bidders Notice 2 right up to the end of the process. The effect was to knock

[98] Supreme Court of Appeal judgment above n 8 at paras 73-5.

AllPay out of contention altogether at the functionality stage. Without any competitor in the financial and preference-point stage, the process became entirely uncompetitive.

[87] Vagueness and uncertainty are grounds for review under section 6(2)(i) of PAJA.[99] Certainty in legislation and administrative action has been linked to the rule of law. In *New Clicks*, this Court made the connection between the two and clarified where vagueness would fall as a ground for review in PAJA:

> "It seems to have been assumed by the parties, and in my view correctly so, that vagueness is a ground for review under PAJA. Although vagueness is not specifically mentioned in PAJA as a ground for review, it is within the purview of section 6(2)(i) which includes as a ground for review, administrative action that is otherwise 'unconstitutional or unlawful'. This Court has held that the doctrine of vagueness is based on the rule of law which is a foundational value of our Constitution. In *Affordable Medicines* this Court explained the doctrine in the following terms:
>
> > '[L]aws must be written in a clear and accessible manner. What is required is reasonable certainty and not perfect lucidity. The doctrine of vagueness does not require absolute certainty of laws. The law must indicate with reasonable certainty to those who are bound by it what is required of them so that they may regulate their conduct accordingly'."[100]
> >
> > (Footnotes omitted.)

[88] There is another, related concern with the clarity of administrative action: vagueness can render a procurement process, or an administrative action, procedurally

[99] Hoexter above n 26 at 332-4 and 356-7.

[100] *New Clicks* above above n 19 at para 246.

unfair under section 6(2)(c) of PAJA.[101] After all, an element of procedural fairness – which applies to the decision-making process – is that persons are entitled to know the case they must meet.

[89] Section 3(2)(b)(i) and (ii) of PAJA reads in part:

> "In order to give effect to the right to procedurally fair administrative action, an administrator . . . must give—
>
> (i) adequate notice of the nature and purpose of the proposed administrative action; [and]
>
> (ii) a reasonable opportunity to make representations".[102]

---

[101] Section 6(2)(c) of PAJA provides: "A court or tribunal has the power to judicially review an administrative action if the action was procedurally unfair".

[102] Section 3 of PAJA in full reads:

> "(1) Administrative action which materially and adversely affects the rights or legitimate expectations of any person must be procedurally fair.
>
> (2) (a) A fair administrative procedure depends on the circumstances of each case.
>
> (b) In order to give effect to the right to procedurally fair administrative action, an administrator, subject to subsection (4), must give a person referred to in subsection (1)—
>
> (i) adequate notice of the nature and purpose of the proposed administrative action;
>
> (ii) a reasonable opportunity to make representations;
>
> (iii) a clear statement of the administrative action;
>
> (iv) adequate notice of any right of review or internal appeal, where applicable; and
>
> (v) adequate notice of the right to request reasons in terms of section 5.
>
> (3) In order to give effect to the right to procedurally fair administrative action, an administrator may, in his or her or its discretion, also give a person referred to in subsection (1) an opportunity to—
>
> (a) obtain assistance and, in serious or complex cases, legal representation;
>
> (b) present and dispute information and arguments; and
>
> (c) appear in person.
>
> (4) (a) If it is reasonable and justifiable in the circumstances, an administrator may depart from any of the requirements referred to in subsection (2).
>
> (b) In determining whether a departure as contemplated in paragraph (a) is reasonable and justifiable, an administrator must take into account all relevant factors, including—
>
> (i) the objects of the empowering provision;

[90] In the context of a tender process, the tender documents give notice of the proposed administrative action, while the responding bids in effect constitute representations before the decision is made.[103] Adequate notice would require sufficient information to enable prospective tenderers to make bids that cover all the requirements expected for the successful award of the tender.[104]

[91] Given the confusion over the requirements of the tender on the part of both bidders and members of the Bid Evaluation Committee, the notice given by the tender documents in this case was inadequate. It did not specify with sufficient clarity what was required of bidders. The requirements of section 3(2)(b) of PAJA were thus also not met.

[92] The purpose of a tender is not to reward bidders who are clever enough to decipher unclear directions. It is to elicit the best solution through a process that is fair, equitable, transparent, cost-effective and competitive.[105] Because of the uncertainty caused by the

---

(ii) the nature and purpose of, and the need to take, the administrative action;

(iii) the likely effect of the administrative action;

(iv) the urgency of taking the administrative action or the urgency of the matter; and

(v) the need to promote an efficient administration and good governance.

(5) Where an administrator is empowered by any empowering provision to follow a procedure which is fair but different from the provisions of subsection (2), the administrator may act in accordance with that different procedure."

[103] Quinot "Administrative Law" (2010) *Annual Survey of South African Law* 41 at 63.

[104] See Currie above n 52 at 105. See also Baxter *Administrative Law* (Juta and Co Ltd, Cape Town 1984) at 546.

[105] See *Minister of Social Development and Others v Phoenix Cash and Carry Pmb CC* [2007] ZASCA 26; [2007] 3 All SA 115 (SCA) at para 2:

wording of the Request for Proposals and Bidders Notice 2, that purpose was not achieved in this case.

[93] For all these reasons the decision to award the tender to Cash Paymaster is constitutionally invalid.

Remaining issues

(a) New evidence

[94] AllPay sought to introduce new evidence before us, as it did after the hearing but before delivery of judgment in the Supreme Court of Appeal.[106] The only difference was that we also had the benefit of an affidavit by Mr Tsalamandris,[107] in which he disavowed any imputation of irregularity or wrongdoing in the procurement process. The evidence sought to be introduced fails the test of being so crucial that, if accepted, it would likely change the outcome of the matter.[108] It remains hearsay evidence and introduces no new independent evidence of major irregularities. Counsel for AllPay was constrained to

> "[A] tender process which depends on uncertain criteria lends itself to exclusion of meritorious tenderers and is opposed to fairness among tenderers, and between tenderers and the public body which supposedly promotes the public weal. . . . [A] public tender process should be so interpreted and applied as to avoid both uncertainty and undue reliance on form, bearing in mind that the public interest is, after giving due weight to preferential points, best served by the selection of the tenderer who is best qualified by price."

See also *Firechem* above n 48 at para 30: "[A] tender should speak for itself. Its real import should not be tucked away, apart from its terms."

[106] Supreme Court of Appeal judgment above n 8 at para 6.

[107] Mr Tsalamandris, a SASSA employee, was a member of the support team for the tender evaluation and was responsible for taking minutes at meetings of the Bid Evaluation Committee.

[108] *Rail Commuters Action Group and Others v Transnet Ltd t/a Metrorail and Others* [2004] ZACC 20; 2005 (2) SA 359 (CC); 2005 (4) BCLR 301 (CC) at paras 41-3; *Knox D'Arcy Ltd and Others v Jamieson and Others* [1996] ZASCA 58; 1996 (4) SA 348 (SCA) at 378; and *Colman v Dunbar* 1933 AD 141 at 161-2.

concede that the new evidence's worth was that it provided an explanation for the apparently disjointed irregularities. That is an insufficient basis for introducing the evidence. There was some suggestion in written argument by Corruption Watch that the requirements for the admission of new evidence at a late stage should be relaxed in procurement cases in order properly to combat corruption. The answer is that no material evidence of corruption is sought to be admitted here.

(b) SASSA's duty to investigate

[95] Corruption Watch made submissions on the duty of state organs to investigate, independently and proactively, any possible irregularities in the procurement process.[109] SASSA accepted that it had that obligation, but asserted that it had done all it could in

---

[109] Corruption Watch relies on regulation 16A9.1(b) of the Treasury Regulations, as amended, which states that an accounting officer must—

> "investigate any allegations against an official or other role player of corruption, improper conduct or failure to comply with the supply chain management system, and when justified—
>
> (i) take steps against such an official or other role player and inform the relevant treasury of such steps; and
>
> (ii) report any conduct that may constitute an offence to the South African Police Service."

The Regulations in terms of the Public Finance Management Act, 1999 *Government Gazette* 25767 of 5 December 2003: Framework For Supply Chain Management similarly state in regulation 9:

> "(1) The accounting officer or accounting authority of an institution to which these regulations apply must—
>
> (a) take all reasonable steps to prevent abuse of the supply chain management system;
>
> (b) investigate any allegations against an official or other role player of corruption, improper conduct or failure to comply with the supply chain management system, and when justified—
>
> (i) take steps against such official or other role player and inform the relevant treasury of such steps; and
>
> (ii) report any conduct that may constitute an offence to the South African Police Service".

that regard. It is not possible or prudent for us to assess and pronounce on this collateral issue, effectively as a court of first instance.

Remedy

[96] The national system for the payment of social grants has been in operation for some 20 months now. SASSA and Cash Paymaster assert that it is running smoothly and efficiently and that setting the tender aside would cause great disruption. The Centre for Child Law[110] made submissions in relation to the appropriate remedy in order to protect the rights of child grant beneficiaries. Part of the submissions dealt with the constitutional obligation that Cash Paymaster may have to continue with the current system even if the tender award is set aside, until a new system is in place. These considerations raise difficult factual and legal issues. The information currently before us is outdated and inadequate. It would be inappropriate to make a decision on a just and equitable remedy in the absence of further information and argument on these issues. Our order will thus contain directions requiring further submissions and a hearing on the issue of a just and equitable remedy before a final decision is made.

Costs

[97] Whatever remedy eventually follows, AllPay has been substantially successful in having the award of the tender declared invalid. It is entitled to costs.

[110] The second amicus curiae.

Order

[98] The following order is made:

1. Leave to appeal is granted.

2. The appeal succeeds and the order of the Supreme Court of Appeal is set aside.

3. It is declared that the award of the tender to Cash Paymaster (the third respondent) to provide services for payment of social grants over a period of five years for all nine provinces is constitutionally invalid.

4. The declaration of invalidity is suspended pending determination of a just and equitable remedy.

5. The parties and the amici curiae are directed to furnish factual information on affidavit, as well as further written submissions, on the following aspects:

   5.1 The time and steps necessary, and the costs likely to be incurred, in the initiation and completion of a new tender process for a national social grant payment system.

   5.2 The time and steps necessary, and the costs likely to be incurred, in the implementation of a new system after the tender process is completed.

   5.3 The just and equitable arrangements that should be made for the continued operation of the payment of social grants until a new system is implemented.

5.4 Cost implications for:

5.4.1 the third respondent if a new tender process is ordered and implemented, and how these costs could be ameliorated or offset; and

5.4.2 the state if a new tender process is ordered and implemented, and how these costs could be ameliorated.

5.5 What would be in the public interest when determining a just and equitable remedy.

5.6 Data and statistics on the implementation of the tender to date.

5.7 Whether the third respondent is under a public duty or is constitutionally or otherwise obliged to assist in the transitional arrangements.

5.8 Whether there is any other remedy available to the applicant to protect or enforce its private interests in the event that a new tender process is not ordered.

5.9 Any other information considered relevant.

6. The parties and the amici must comply with the directions in paragraph 5 above by not later than Thursday, 30 January 2014.

7. The matter is set down for further hearing on Tuesday, 11 February 2014.

8. The grant of a just and equitable remedy is reserved pending the further hearing on Tuesday, 11 February 2014.

9. The first, second and third respondents are ordered to pay the applicants' costs, including the costs of three counsel, in the High Court, the Supreme Court of Appeal and in this Court.

For the Applicants:	Advocate G Marcus SC, Advocate D Unterhalter SC, Advocate M Du Plessis, Advocate C Steinberg and Advocate A Coutsoudis instructed by Nortons Inc.
For the First and Second Respondents:	Advocate S Cilliers SC, Advocate M Mostert and Advocate A Higgs instructed by the State Attorney.
For the Third Respondent:	Advocate T Beckerling SC, Advocate R Strydom SC, Advocate N Ferreira and Advocate J Bleazard instructed by Smit Sewgoolam Inc.
For the First Amicus Curiae:	Advocate S Budlender, Advocate M Townsend and Advocate L Kelly instructed by Van Hulsteyns Attorneys.
For the Second Amicus Curiae:	Advocate T Ngcukaitobi and Advocate M Bishop instructed by the Legal Resources Centre.